Owens & Minor Reports Fourth Quarter and Full Year 2021 Financial Results

•Strong Finish to a Year with Robust Growth and Record Setting Profitability
•Company Reaffirms 2022 Guidance
•Acquisition of Apria Remains on Track

RICHMOND, VA – February 23, 2022 – Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the fourth quarter and the year ended December 31, 2021, as summarized in the table below.

“I’m extremely proud of our strong finish to a record year and even more excited about our future. We delivered on our commitments to all stakeholders and took major steps to help ensure the future growth of Owens & Minor,” said Edward A. Pesicka, President & Chief Executive Officer.

Pesicka added, “In an ever-changing healthcare environment it is the strength of our business model that resonates well with our customers. Our model is focused on our Americas-owned manufacturing facilities, our flexibility and scalability of our healthcare services, and the strength of our Patient Direct business. Our performance in 2021 is an example of our execution both financially and strategically towards our long-term goals.

We enter 2022 with strong momentum and are reaffirming our financial guidance for the year. Further, last month’s announcement of our definitive agreement to acquire Apria is evidence of the strength of our commitment to deliver long-term profitable growth. Apria is a leader in the attractive home health market and will meaningfully enhance our Patient Direct offering, strengthening our ability to follow patients through the hospital and into the home,” Pesicka concluded.

Financial Summary (1)			FYE	FYE
($ in millions, except per share data)	4Q21	4Q20	2021	2020

Revenue	$2,467	$2,362	$9,785	$8,480

Operating Income, GAAP	$62.0	$95.6	$368.5	$204.1
Adj. Operating Income, Non-GAAP	$84.9	$124.9	$442.4	$283.4

Income from continuing operations, GAAP	$42.0	$50.7	$221.6	$88.1
Adj. Net Income, Non-GAAP	$61.2	$79.8	$309.3	$143.7
Adj. EBITDA, Non-GAAP	$97.4	$138.5	$492.3	$335.2

Income from continuing operations per share, GAAP	$0.55	$0.72	$2.94	$1.39
Adj. Net income per share, Non-GAAP(2)	$0.81	$1.14	$4.10	$2.26
(1) Financial results relate to continuing operations. Reconciliations of the differences between the non-GAAP financial measures presented in this release and their most directly comparable GAAP financial measures are included in the tables below.
(2) Adjusted net income per share, Non-GAAP for 4Q21 was unfavorably impacted as compared to prior year by foreign currency translation in the amount of $0.02 and, unfavorably impacted by $0.05 for the 2021 full-year period.

Q4 Results & Highlights

•    Adjusted Net Income of $61 million which reflects:
o    Year-over-year revenue growth
o    Our ability to manage accelerating inflationary pressures
o    $6.2 million, or 35% decrease in interest expense

•    Total company fourth quarter revenue grew by approximately 5%:
o    Global Solutions segment revenue grew to $2.0 billion or 3% year-over-year due to strong performance in our Patient Direct business combined with increased PPE sales, partially offset by one fewer selling day and continued supplier shortages
o    Global Products segment revenue grew to $629 million or 9% year-over-year due to glove cost pass through, growth of non-PPE products, partially offset by one fewer selling day

•    Balance Sheet and Cash Flow
o    Total net debt at the end of the year was $894 million
o    Net leverage ratio was 1.8 times trailing twelve-months adjusted EBITDA
o    Generated $50 million of operating cash flow in the fourth quarter and $124 million for the full year

•    Business Highlights
o    Announced definitive agreement to acquire Apria, Inc. (“Apria”)
o    Launched new consumer brand, SAFESKIN®, with SAFESKIN® Nitrile Gloves available in POP-N-GO® packs to provide task-focused, high-quality protection
o    Executed on our mission to impact and empower communities by financially supporting charitable organizations through our Owens & Minor Foundation

Financial Outlook
The Company’s outlook for 2022 reflects continued reinvestment across our business while enhancing operating efficiencies through the continued deployment of our O&M Business System. The Company believes these investments have created a solid foundation for continued strong performance in 2022. Subject to the key assumptions below, the Company expects the following (all ranges exclude any expected contribution from the proposed acquisition of Apria):
•    Revenue for 2022 to be in a range of $9.2 billion to $9.6 billion, reflecting:
o    Year-over-year reduction in revenue in the range of $(400-450) million as glove costs continue to normalize
o    Elective procedures at pre-pandemic levels
o    Expecting PPE volumes to ease throughout the year
o    New glove manufacturing capacity expansion go-live in late Q1’22
•    Adjusted net income for 2022 to be in a range of $3.00 to $3.50 per share
o    Assumes FX rates as of December 31, 2021
o    Expecting near-term unfavorable commodity prices
•    Adjusted EBITDA for 2022 to be in a range of $400 million to $450 million

Apria Acquisition Update
The acquisition of Apria remains on track to close in the first half of 2022. The acquisition is subject to customary closing conditions, including the Hart Scott Rodino Act and other regulatory approvals and the approval of Apria’s stockholders.

Excluding synergies, we continue to expect Apria to generate:

•    Annualized revenue of at least $1.2 billion
•    Annualized adjusted EBITDA in excess of $230 million
•    Modest adjusted EPS accretion in 2022

We will provide further updates after acquisition close, including final purchase price allocation, financing terms, synergies and potential tax benefits.

Although the Company does provide guidance for adjusted net income per share and adjusted EBITDA (which are non-GAAP financial measures), it is not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP without unreasonable effort. Certain elements of the composition of the GAAP amounts are not predictable, making it impracticable for the Company to forecast. Such elements include but are not limited to restructuring and acquisition charges. As a result, no GAAP guidance or reconciliation of the Company’s adjusted net income per share guidance or adjusted EBITDA guidance is provided. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a potentially significant impact on its future GAAP financial results. The outlook is based on certain assumptions that are subject to the risk factors discussed in the Company’s filings with the Securities and Exchange Commission (“SEC”).

Investor Conference Call for Fourth Quarter and Full Year 2021 Financial Results
Owens & Minor executives will host a conference call at 8:30 a.m. EDT today, February 23, 2022, to discuss the results. Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. A replay of the call will be available for one week by dialing 855-859-2056. The access code for the conference call, international dial-in and replay is 2388913. A webcast of the event will be available at www.owens-minor.com under the Investor Relations section.

Safe Harbor
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the SEC's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, the statements in this release regarding our expectations with respect to our 2022 financial performance, the Apria transaction, including closing the transaction and opportunities related thereto, and the expected performance of the Apria business post-closing, as well as statements related to the impact of COVID-19 on the Company’s results and operations and the Company’s expectations regarding the performance of its business. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements, including the occurrence of any event, change or other circumstances that could give rise to the termination of the agreement relating to the Apria transaction; the inability to complete the proposed transaction due to the failure to obtain approval of Apria’s stockholders for the proposed transaction or the failure to satisfy other conditions to completion of the proposed transaction, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed transaction; risks related to disruption of management’s attention from Owens & Minor’s or Apria’s ongoing business operations due to the proposed transaction; the effect of the announcement of the proposed transaction on Owens & Minor’s or Apria’s relationships with its customers, suppliers and other third parties, as well as it operating results and business generally; the risk that the proposed transaction will not be consummated in a timely manner; exceeding the expected costs of the transaction; and the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected and the risk that the combined company may be unable to achieve synergies or it may take longer than expected to achieve those synergies. Investors should refer to Owens & Minor’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC including the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and subsequent, quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause the Company’s actual results to differ materially from its current estimates. These filings are available at www.owens-minor.com. Given these risks and uncertainties, Owens & Minor can give no assurance that any forward-looking statements will, in fact, transpire and, therefore, cautions investors not to place undue reliance on them. Owens & Minor specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company that incorporates product manufacturing, distribution support and innovative technology services to deliver significant and sustained value across the breadth of the industry – from acute care to patients in their home. Aligned to its Mission of Empowering Our Customers to Advance HealthcareTM, more than 15,000 global teammates serve over 4,000 healthcare industry customers. A vertically-integrated, predominantly Americas-based footprint enables Owens & Minor to reliably supply its self-manufactured surgical and PPE products. This seamless value chain integrates with a portfolio of products representing 1,200 branded suppliers. Operating continuously since 1882 from its headquarters in Richmond, Virginia, Owens & Minor has grown into a FORTUNE 500 company with operations located across North America, Asia, Europe and Latin America. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

Contact
Alex Jost, CPA
Director, Investor Relations
Investor.Relations@owens-minor.com

SOURCE: Owens & Minor, Inc.

Owens & Minor, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended December 31,
	2021	2020
Net revenue	$2,467,146	$2,361,837
Cost of goods sold	2,125,576	1,963,308
Gross margin	341,570	398,529
Distribution, selling and administrative expenses	267,616	283,017
Acquisition-related and exit and realignment charges	13,108	19,252
Other operating (income) expense, net	(1,175)	648
Operating income	62,021	95,612
Interest expense, net	11,306	17,476
Loss on extinguishment of debt	—	8,639
Other expense, net	799	785
Income from continuing operations before income taxes	49,916	68,712
Income tax provision	7,941	17,971
Income from continuing operations	41,975	50,741
Loss from discontinued operations, net of tax	—	—
Net income	$41,975	$50,741

Basic income per common share:
Income from continuing operations	$0.57	$0.73
Loss from discontinued operations	—	—
Net income	$0.57	$0.73
Diluted income per common share:
Income from continuing operations	$0.55	$0.72
Loss from discontinued operations	—	—
Net income	$0.55	$0.72

Owens & Minor, Inc.
Consolidated Statements of Operations (unaudited)
(dollars in thousands, except per share data)

	For the Years Ended December 31,
	2021	2020
Net revenue	$9,785,315	$8,480,177
Cost of goods sold	8,272,086	7,199,343
Gross margin	1,513,229	1,280,834
Distribution, selling and administrative expenses	1,116,871	1,041,336
Acquisition-related and exit and realignment charges	34,076	37,752
Other operating income, net	(6,191)	(2,372)
Operating income	368,473	204,118
Interest expense, net	48,090	83,398
Loss on extinguishment of debt	40,433	11,219
Other expense (income), net	3,196	(407)
Income from continuing operations before income taxes	276,754	109,908
Income tax provision	55,165	21,834
Income from continuing operations	221,589	88,074
Loss from discontinued operations, net of tax	—	(58,203)
Net income	$221,589	$29,871

Basic income (loss) per common share:
Income from continuing operations	$3.05	$1.39
Loss from discontinued operations	—	(0.92)
Net income	$3.05	$0.47
Diluted income (loss) per common share:
Income from continuing operations	$2.94	$1.39
Loss from discontinued operations	—	(0.92)
Net income	$2.94	$0.47

Owens & Minor, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(dollars in thousands)

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash and cash equivalents	$55,712	$83,058
Accounts receivable, net	681,564	700,792
Merchandise inventories	1,495,972	1,233,751
Other current assets	88,564	118,264
Total current assets	2,321,812	2,135,865
Property and equipment, net	317,235	315,662
Operating lease assets	194,006	144,755
Goodwill	390,185	394,086
Intangible assets, net	209,745	243,351
Other assets, net	103,568	101,920
Total assets	$3,536,551	$3,335,639
Liabilities and equity
Current liabilities
Accounts payable	$1,001,959	$1,000,186
Accrued payroll and related liabilities	115,858	109,447
Other current liabilities	226,204	236,094
Total current liabilities	1,344,021	1,345,727
Long-term debt, excluding current portion	947,540	986,018
Operating lease liabilities, excluding current portion	162,241	119,932
Deferred income taxes	35,310	50,641
Other liabilities	108,938	121,267
Total liabilities	2,598,050	2,623,585
Total equity	938,501	712,054
Total liabilities and equity	$3,536,551	$3,335,639

Owens & Minor, Inc.
Consolidated Statements of Cash Flows (unaudited)
(dollars in thousands)

	For the Years Ended December 31,
	2021	2020

Operating activities:
Net income	$221,589	$29,871
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	90,621	93,336
Share-based compensation expense	25,016	20,010
Impairment charges	—	8,724
Loss on divestiture	—	65,472
Loss on extinguishment and modification of debt	40,433	11,219
Deferred income tax (benefit) expense	(29,736)	15,564
Provision for losses on accounts receivable	21,158	11,292
Changes in operating lease right-of-use assets and lease liabilities	1,463	(1,676)
Changes in operating assets and liabilities:
Accounts receivable	(2,201)	(34,818)
Merchandise inventories	(263,439)	(85,154)
Accounts payable	3,548	193,240
Net change in other assets and liabilities	692	5,278
Other, net	15,033	6,865
Cash provided by operating activities	124,177	339,223
Investing activities:
Proceeds from divestiture	—	133,000
Additions to property and equipment	(40,985)	(50,424)
Additions to computer software	(8,705)	(8,769)
Other, net	(3,940)	6,266
Cash (used for) provided by investing activities	(53,630)	80,073
Financing activities:
Proceeds from issuance of debt	574,900	155,100
Proceeds from issuance of common stock	—	189,971
Repayments of revolving credit facility, net	(103,200)	(74,700)
Repayments of debt	(553,140)	(617,271)
Financing costs paid	(13,912)	(10,367)
Cash dividends paid	(731)	(648)
Senior Notes make-whole premium paid	—	(4,980)
Payment for termination of Interest rate swaps	(15,434)	—
Other, net	(17,961)	(16,491)
Cash used for financing activities	(129,478)	(379,386)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(3,540)	9,909
Net (decrease) increase in cash, cash equivalents and restricted cash	(62,471)	49,819
Cash, cash equivalents and restricted cash at beginning of year	134,506	84,687
Cash, cash equivalents and restricted cash at end of year (1)	$72,035	$134,506
Supplemental disclosure of cash flow information:
Income taxes paid (received), net of refunds	$99,400	$(17,455)
Interest paid	$38,717	$89,961

(1) Restricted cash as of December 31, 2021 and 2020 represents $16.3 million held in an escrow account as required by the Centers for Medicare & Medicaid Services (CMS) in conjunction with the Bundled Payments for Care Improvement (BPCI) initiatives related to wind-down costs of Fusion5. Restricted cash as of December 31, 2020 also includes $35.1 million held in a designated account as required by the Fifth Amendment to the Credit Agreement, which stipulates that the cash held within this account is to be used to repay the 2021 Notes, which were fully repaid as of December 31, 2020, or the Term Loans.

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(dollars in thousands)

	Three Months Ended December 31,
	2021		2020
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Segment net revenue
Global Solutions	$2,010,467	81.49%	$1,950,596	82.59%
Global Products	629,343	25.51%	574,940	24.34%
Total segment net revenue	2,639,810		2,525,536
Inter-segment net revenue
Global Products	(172,664)	(7.00)%	(163,699)	(6.93)%
Total inter-segment net revenue	(172,664)		(163,699)
Consolidated net revenue	$2,467,146	100.00%	$2,361,837	100.00%

		% of segment		% of segment
Operating income:		net revenue		net revenue
Global Solutions	$18,904	0.94%	$22,424	1.15%
Global Products	61,688	9.80%	99,660	17.33%
Inter-segment eliminations	4,268		2,807
Intangible amortization	(9,731)		(10,027)
Acquisition-related and exit and realignment charges	(13,108)		(19,252)
Consolidated operating income	$62,021	2.51%	$95,612	4.05%

Depreciation and amortization:
Global Solutions	$9,807		$10,014
Global Products	12,671		13,828
Consolidated depreciation and amortization	$22,478		$23,842

Capital expenditures:
Global Solutions	$5,490		$12,841
Global Products	11,575		19,972
Consolidated capital expenditures	$17,065		$32,813

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(dollars in thousands)

	For the Years Ended December 31,
	2021		2020
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Segment net revenue
Global Solutions	$7,860,475	80.33%	$7,212,011	85.04%
Global Products	2,655,728	27.14%	1,810,331	21.34%
Total segment net revenue	10,516,203		9,022,342
Inter-segment net revenue
Global Products	(730,888)	(7.47)%	(542,165)	(6.38)%
Total inter-segment net revenue	(730,888)		(542,165)
Consolidated net revenue	$9,785,315	100.00%	$8,480,177	100.00%

		% of segment		% of segment
Operating income:		net revenue		net revenue
Global Solutions	$66,634	0.85%	$30,946	0.43%
Global Products	371,929	14.00%	259,929	14.36%
Inter-segment eliminations	3,793		(7,515)
Intangible amortization	(39,807)		(41,490)
Acquisition-related and exit and realignment charges	(34,076)		(37,752)
Consolidated operating income	$368,473	3.77%	$204,118	2.41%

Depreciation and amortization:
Global Solutions	$39,485		$41,286
Global Products	51,136		52,050
Consolidated depreciation and amortization	$90,621		$93,336

Capital expenditures:
Global Solutions	$20,266		$20,386
Global Products	29,424		35,780
Discontinued operations	—		3,027
Consolidated capital expenditures	$49,690		$59,193

.

Owens & Minor, Inc.
Net Income (Loss) Per Common Share (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended December 31,		For the Years Ended December 31,
	2021	2020	2021	2020
Income from continuing operations, net of tax	$41,975	$50,741	$221,589	$88,074
Loss from discontinued operations, net of tax	—	—	—	(58,203)
Net income	$41,975	$50,741	$221,589	$29,871

Weighted average shares outstanding - basic	73,286	69,948	72,744	63,368
Dilutive shares	2,711	167	2,742	144
Weighted average shares outstanding - diluted	75,997	70,115	75,486	63,512

Basic income (loss) per common share:
Income from continuing operations	$0.57	$0.73	$3.05	$1.39
Loss from discontinued operations	—	—	—	(0.92)
Net income	$0.57	$0.73	$3.05	$0.47

Diluted income (loss) per common share:
Income from continuing operations	$0.55	$0.72	$2.94	$1.39
Loss from discontinued operations	—	—	—	(0.92)
Net income	$0.55	$0.72	$2.94	$0.47

Owens & Minor, Inc.
GAAP/Non-GAAP Reconciliations (unaudited)
(dollars in thousands, except per share data)
The following table provides a reconciliation of reported operating income, income from continuing operations and income from continuing operations per share to non-GAAP measures used by management.

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Operating income, as reported (GAAP)	$62,021	$95,612	$368,473	$204,118
Intangible amortization (1)	9,731	10,027	39,807	41,490
Acquisition-related and exit and realignment charges (2)	13,108	19,252	34,076	37,752
Operating income, adjusted (non-GAAP) (Adjusted Operating Income)	$84,860	$124,891	$442,356	$283,360

Income from continuing operations, as reported (GAAP)	$41,975	$50,741	$221,589	$88,074
Intangible amortization (1)	9,731	10,027	39,807	41,490
Income tax benefit (6)	(2,509)	(2,747)	(10,354)	(10,808)
Acquisition-related and exit and realignment charges (2)	13,108	19,252	34,076	37,752
Income tax benefit (6)	(3,380)	(5,274)	(8,863)	(9,835)
Loss on extinguishment of debt (3)	—	8,639	40,433	11,219
Income tax benefit (6)	—	(2,366)	(10,516)	(2,923)
Other (4)	570	573	2,279	(1,185)
Income tax (benefit) expense (6)	(147)	(157)	(593)	308
Tax adjustments (5)	1,886	1,082	1,406	(10,439)
Income from continuing operations, adjusted (non-GAAP) (Adjusted Net Income)	$61,234	$79,770	$309,264	$143,653

Income from continuing operations per diluted common share, as reported (GAAP)	$0.55	$0.72	$2.94	$1.39
Intangible amortization (1)	0.10	0.10	0.39	0.47
Acquisition-related and exit and realignment charges (2)	0.13	0.20	0.33	0.44
Loss on extinguishment of debt (3)	—	0.09	0.40	0.13
Other expense (income) (4)	0.01	0.01	0.02	(0.01)
Tax adjustments (5)	0.02	0.02	0.02	(0.16)
Income from continuing operations per diluted common share, adjusted (non-GAAP) (Adjusted EPS)	$0.81	$1.14	$4.10	$2.26

Owens & Minor, Inc.
GAAP/Non-GAAP Reconciliations (unaudited), continued
(dollars in thousands)

The following tables provide reconciliations of net income and total debt to non-GAAP measures used by management.

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Net income (loss), as reported (GAAP)	$41,975	$50,741	$221,589	$29,871
Loss from discontinued operations, net of tax	—	—	—	58,203
Income tax provision	7,941	17,971	55,165	21,834
Interest expense, net	11,306	17,476	48,090	83,398
Intangible amortization (1)	9,731	10,027	39,807	41,490
Other depreciation and amortization (7)	12,747	13,815	50,813	51,846
EBITDA (non-GAAP)	$83,700	$110,030	$415,464	$286,642
Acquisition-related and exit and realignment charges (2)	13,108	19,252	34,076	37,752
Loss on extinguishment of debt (3)	—	8,639	40,433	11,219
Other expense (income) (4)	570	573	2,279	(407)
EBITDA, adjusted (non-GAAP) (Adjusted EBITDA)	$97,378	$138,494	$492,252	$335,206

December 31,
2021
Total debt, as reported (GAAP)	$949,577
Cash and cash equivalents	55,712
Net debt (non-GAAP)	893,865
Trailing twelve-months EBITDA, adjusted (non-GAAP) (Adjusted EBITDA)	492,252
Leverage ratio of net debt to trailing twelve-months adjusted EBITDA	1.8

Owens & Minor, Inc.
GAAP/Non-GAAP Reconciliations (unaudited), continued

The following items have been excluded in our non-GAAP financial measures:

(1) Intangible amortization in 2021 and 2020 includes amortization of intangible assets established during purchase accounting for business combinations. These amounts are highly dependent on the size and frequency of acquisitions and are being excluded to allow for a more consistent comparison with forecasted, current and historical results and the results of our peers.
(2) Acquisition-related charges were $3.0 million for the three months and year ended December 31, 2021 as compared to $2.7 million and $11.8 million for the three months and year ended December 31, 2020. Amounts in 2021 consisted primarily of costs related to the pending Apria transaction. Amounts in 2020 consisted primarily of transition costs for the Halyard acquisition. Exit and realignment charges were $10.1 million and $31.1 million for the three months and year ended December 31, 2021 as compared to $16.6 million and $25.9 million for the three months and year ended December 31, 2020. Amounts in 2021 consisted of wind-down costs related to Fusion5, IT restructuring charges, costs associated with our strategic organizational realignment, and other items. Amounts in 2020 were associated with severance from reduction in workforce, IT restructuring charges, post closing costs associated with the Movianto divestiture, costs associated with the sale of certain assets of Fusion5 and other costs related to the reorganization of the U.S. commercial, operations and executive teams.
(3) Loss on extinguishment of debt for the year ended December 31, 2021 included the write-off of deferred financing costs and third party fees associated with the debt financing in March 2021 of $15.3 million and amounts reclassified from accumulated other comprehensive loss as a result of the termination of our interest rate swaps of $25.1 million. Loss on extinguishment and modification of debt for the three months and year ended December 31, 2020 includes a make-whole premium related to the extinguishment of our 2021 Notes of $5.0 million, the write-off of deferred financing costs of $2.7 million and $5.1 million, third party fees incurred of $1.0 million and $4.3 million, which were partially offset by a gain on extinguishment of debt related to the partial repurchase of our 2021 and 2024 Notes of $(3.1) million for the year ended December 31, 2020.
(4) Other includes interest costs and net actuarial losses related to the U.S. Retirement Plan of $0.6 million and $2.3 million for the three months and year ended December 31, 2021. Other includes interest costs and net actuarial losses related to the U.S. Retirement Plan of $0.6 million and $2.3 million for the three months and year ended December 31, 2020, and gain from the surrender of company-owned life insurance policies of $(3.5) million for the year ended December 31, 2020.
(5) Includes tax adjustments associated with a valuation allowance on the capital loss related to the divestiture of our Movianto business, partially offset by the estimated benefits under the Tax Cuts and Jobs Act and the Coronavirus Aid, Relief, and Economic Security (CARES) Act.
(6) These charges have been tax effected in the preceding table by determining the income tax rate depending on the amount of charges incurred in different tax jurisdictions and the deductibility of those charges for income tax purposes.
(7) Other depreciation and amortization includes depreciation expense for property and equipment and amortization for capitalized computer software.
Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.'s (the "Company") core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends.  Management uses these non-GAAP financial measures internally to evaluate the Company's performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company's performance to that of its competitors.  However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.